EXHIBIT 99.1

N E W S R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4254

FOOT LOCKER, INC. REPORTS FIRST QUARTER RESULTS

•	First Quarter Net Income is $0.38 Per Share
•	Full Year EPS Guidance of $1.75 to $1.85 Confirmed
•	Second Quarter EPS Expected to be $0.27 to $0.30
•	Company Completes Negotiations to Begin Franchising Operations

NEW YORK, NY, May 17, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 29, 2006.

Financial Results

Net income for the Company’s first quarter ended April 29, 2006 increased to $0.38 per share, or $59 million, from $0.37 per share, or $58 million from last year. This year’s results benefited by $1 million, or $0.01 per share, from a cumulative effect of accounting change, that essentially offset incremental share-based compensation included in SG&A expenses, both of which resulted from the Company’s required adoption of SFAS 123(R). The cumulative effect of accounting change is a one-time benefit while the incremental share-based compensation included in SG&A expenses is expected to be recurring.

First quarter sales decreased 0.9 percent to $1,365 million this year compared with sales of $1,377 million for the corresponding prior year period. Excluding the effect of foreign currency fluctuations, total sales for the 13-week period increased 0.2 percent. First quarter comparable-store sales increased 0.5 percent.

“Our first quarter financial results reflected a strong performance in each of our North American businesses offset by sales and profit declines in our European operation,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Total sales in the quarter were lower than our initial expectations, but our profitability was enhanced by lower than planned markdowns that benefited our gross margin rate. ”

Mr. Serra continued, “In total, our earnings per share for the first quarter were in line with the guidance range that we provided at the beginning of the year. For our second fiscal quarter, we currently expect earnings per share to be in the range of $0.27 to $0.30. We currently expect that our earnings from continuing operations for the full year will be in the range of $1.75 to $1.85 per share, which is unchanged from our prior guidance, and reflects our outlook for improved earnings during the second half of 2006.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Store Base Update

During the first quarter, the Company opened 17 new stores; remodeled/relocated 84 stores and closed 61 stores. At April 29, 2006, the Company operated 3,877 stores in 20 countries in North America, Europe and Australia. This represents a decrease of 51 stores, or approximately 1.3 percent, versus the first quarter of last year. For the balance of 2006, however, the Company expects to open more stores than it closes, ending the year with more stores than it was operating at the beginning of the year.

During the first quarter of this year, negotiations were completed with a well-established third party franchisee, Alshaya Trading Co. W.L.L., to open Foot Locker franchised stores in several countries in the Middle East. The Company expects that its first franchised store will open during the second quarter with a goal of opening 6 stores in the first year of operation. Over the next several years, the Company and the franchisee are targeting a total of 75 stores in this region.

Financial Position

The Company continues to redeploy its strong cash flow with an objective of further strengthening its financial position and enhancing shareholder value. First quarter initiatives included the following:

•	$68 million in contributions to its pension funds
•	$50 million in long-term debt repayments
•	$14 million in shareholder dividends
•	$8 million to repurchase 334,000 shares of its common stock

At the end of its first fiscal quarter, the Company’s cash position, net of debt, stood at $98 million, a $40 million improvement versus last year.

The Company is hosting a live conference call at 10:00 a.m. (EDT) on Thursday, May 18, 2006 to discuss these results and provide guidance with regard to its earnings outlook for 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Monday, May 29, 2006.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended April 29, 2006 and April 30, 2005

(In millions, except per share amounts)

	First Quarter 2006	First Quarter 2005
Sales	$ 1,365	$ 1,377

Cost of sales	946	959
Selling, general and administrative expenses	283	283
Depreciation and amortization	43	41
Interest expense, net	1	3
	1,273	1,286
Income before income taxes and cumulative effect of accounting change	92	91
Income tax expense	34	33
Income before cumulative effect of accounting change	58	58
Cumulative effect of accounting change, net of income tax	1	-
Net income	$ 59	$ 58

Diluted EPS:
Income before cumulative effect of accounting change	$ 0.37	$ 0.37
Cumulative effect of accounting change	0.01	-
Net income	$ 0.38	$ 0.37

Weighted-average diluted shares outstanding	156.7	158.1

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	April 29, 2006	April 30, 2005
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$ 370	$ 405
Merchandise inventories	1,403	1,320
Other current assets	172	165
	1,945	1,890

Property and equipment, net	674	710
Deferred tax assets	159	181
Other assets	472	505
	$ 3,250	$ 3,286

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$ 380	$ 439
Accrued and other liabilities	226	318
	606	757

Long-term debt and obligations under capital leases	272	347
Other liabilities	301	299
SHAREHOLDERS’ EQUITY	2,071	1,883
	$ 3,250	$ 3,286

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FOOT LOCKER, INC.

Store and Estimated Square Footage

(unaudited)

(Square footage in thousands)

	April 29, 2006	April 30, 2005	May 1, 2004
Foot Locker U.S.
Number of stores	1,365	1,403	1,436
Gross square footage	5,498	5,705	5,849
Selling square footage	3,251	3,337	3,402

Footaction
Number of stores	365	350	---
Gross square footage	1,721	1,685	---
Selling square footage	1,063	1,049	---

Lady Foot Locker
Number of stores	546	555	570
Gross square footage	1,220	1,242	1,270
Selling square footage	685	696	707

Kids Foot Locker
Number of stores	320	336	350
Gross square footage	777	812	846
Selling square footage	465	484	504

Champs Sports
Number of stores	555	566	580
Gross square footage	3,037	3,149	3,227
Selling square footage	2,090	2,160	2,221

Foot Locker International
Number of stores	726	718	651
Gross square footage	2,081	2,058	1,864
Selling square footage	1,083	1,094	1,005

Total Athletic Group
Number of stores	3,877	3,928	3,587
Gross square footage	14,334	14,651	13,056
Selling square footage	8,637	8,820	7,839

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